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Exhibit 10.25

ASSIGNMENT AGREEMENT

        THIS ASSIGNMENT AGREEMENT, effective as of December 29, 2004 (this "Agreement"), between President Medical Technologies Co., Ltd., a Taiwan corporation ("PMTC") and Cowealth Medical Science & Biotechnology Inc., a Taiwan corporation ("Cowealth").

RECITALS

        A.    PMTC and Accuray, Inc., a California corporation ("Accuray") entered into that certain Amended and Restated International Distributor Agreement (the "Distributor Agreement"), dated as of June 1, 2004, under which PMTC agrees, among other things, to act as Accuray's exclusive Asia distributor of Accuray's Products (the "Product"), namely, CyberKnife Stereotactic Radiosurgery System for the purposes stated in the Distributor Agreement.

        B.    PMTC wishes to assign to Cowealth all of PMTC's interest in and to the Distributor Agreement with respect to the territory of the People's Republic of China, and Cowealth agrees to accept such assignment and assume all obligations of PMTC under the Distributor Agreement in the People's Republic of China.

AGREEMENT

        NOW, THEREFORE, the parties hereto, in consideration of the premises, the covenants herein set forth, and intending to be legally bound, agree as follows:

        1.    Assignment.    PMTC hereby assigns, sets over and transfers to Cowealth all of PMTC's right, title and interest in, to and under the Distributor Agreement in the territory of the People's Republic of China (excluding Hong Kong and Macau SAR) (collectively, the "Chinese Territory") and all of PMTC's rights to any benefits thereunder. Cowealth agrees that in Shenzhen and Zhuhai, Cowealth shall be limited to provide only quotations to customers and not to install any unit in these two cities prior to December 31, 2006

        2.    Assumption.    Cowealth hereby accepts the within assignment and agrees to assume, perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Distributor Agreement to be performed from and after the date hereof with respect to the Chinese Territory.

        3.    Consideration.    As consideration for PMTC's assignment of the Chinese Territory under the Distributor Agreement to Cowealth, Cowealth agrees to pay to PMTC, immediately upon execution hereof, a lump sum cash payment in the amount of US$[*] (the "Consideration").

        4.    Execution of Cowealth Agreement.    It is a condition that PMTC, Accuray and Cowealth shall execute and deliver the International Distributor Agreement for the Chinese

[*]
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Territory in a form attached hereto as Exhibit "A"("Cowealth Agreement") within 30 days of execution of this Agreement and PMTC's receipt of the Consideration. As of the date of the Cowealth Agreement, Cowealth will diligently pursue its obligation under the terms and conditions of Cowealth Agreement. It is a condition to this assignment that the duration of the Cowealth Agreement shall have been from the Effective Date to July 31, 2009 or four (4) years from the date of receipt of provisional product' registration under section 3.5.1 of the Cowealth Agreement, whichever is later.

        5.    Non-Refundable Consideration.    The Consideration shall be nonrefundable, except upon termination of the Cowealth Agreement without cause or termination upon change of control by Accuray prior to expiration of the Term of the Cowealth Agreement. Upon occurrence of the foregoing events, PMTC shall refund the Consideration at a rate as follows:

Termination without Cause Period in Which Termination Occurs	Amount to be Refunded
Effective Date—Month 15	$	[*	]
Month 16 - Month 21.	$	[*	]
Month 22 - Month 24	$	[*	]

Termination upon Change of Control Period in Which Termination Occurs	Amount to be Refunded
Effective Date—Month 15	$	[*	]
Month 16 - Month 21.	$	[*	]
Month 22 - Month 27	$	[*	]
Month 28 - Month 33	$	[*	]
Month 34 - Month 39	$	[*	]
Month 40 - Month 45	$	[*	]
Month 46 - Month 51	$	[*	]
Month 52 - Month 57	$	[*	]
No refund thereafter		$0

Upon PMTC's receipt of written notice from Cowealth, PMTC shall have 30 days from the date of receipt thereof to refund the prorated Consideration.

        6.    Termination of PMTC's Distributorship in the Chinese Territory.    Effective as of the date hereof and upon PMTC's receipt of the Consideration, the Distributor Agreement shall be terminated with respect to PMTC's distributorship in the Chinese Territory, and any and all rights and obligations of PMTC under the Distributor Agreement for the Chinese Territory shall be released.

        7.    Representations and Warranties.    Cowealth and PMTC hereby each represent and warrants to each other as follows:

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (a)   It is duly organized, validly existing and in good standing under the laws of the Republic of China and has all requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

          (b)   The execution, delivery and performance of this Agreement, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms.

          (c)   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will (i) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority (as hereinafter defined), or (ii) violate any provision of the articles of incorporation or bylaws or similar organizational documents or violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) the terms or conditions or provisions of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which it is a party or by which they or any of their property is bound.

          (d)   No permits, registrations, approvals, consents, satisfaction of waiting periods, or waivers thereof of any court or agency of any jurisdiction or Governmental Authority, or of any other person whatsoever, are necessary to allow it to consummate the transactions contemplated in this Agreement in compliance with, and not in breach of all applicable orders of any court or governmental or other agency directives, or the provisions of any contract, legal requirement or obligation binding upon it, its business, properties or assets.

          (e)   Neither it, nor any of its respective directors, officers, or, to each of their knowledge, any of its employees or agents, has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

        8.    Further Assurance.

          8.1    Further Action.    Each Party agrees to take any further action reasonably requested by the other Party to facilitate the consummation of the assignment contemplated by this Agreement. Each Party shall use its commercial best efforts to obtain promptly all necessary waivers, consents and approvals from any governmental authority or any other person for any exercise of their respective rights under this Agreement and to take such other actions after the date hereof as may reasonably be requested by the other Party to effect the purposes of this Agreement.

          8.2    Transition.    In accordance with Cowealth's reasonable requested time table, during the three (3) months period after the Effective Date of the Cowealth Agreement, PMTC shall use its reasonable commercial efforts to transit to Cowealth the market information and data of the Territory to the extent of PMTC's actual knowledge and possession in a prompt manner. There is no material fact within PMTC's actual knowledge and possession that has not been disclosed in the documents or information provided to Cowealth pursuant to this Section 8.2, which would reasonably and necessarily be expected to have a material adverse effect on Cowealth's ability to perform its obligations pursuant to the Cowealth Agreement, in light of the totality of circumstances, history and documents released. Concurrently upon PMTC's receipt of the Consideration, PMTC shall provide Cowealth with sub-distributor or customer project reports, sales leads, books, records and accounts on hand which relates to the distribution of the Products in the Chinese Territory as outlined under the section of "Duties of Distributor" of the Distributor Agreement. PMTC shall submit lists of the prospective customers who are currently under discussion with PMTC for purchase of the Products as identified in Exhibit "B". PMTC agrees to provide to Cowealth all such necessary and reasonable assistance toward orderly transition of the prospective customers from PMTC to Cowealth. Non-compliance of this Section 8.2 shall be deemed a material breach, giving rise to termination of this Agreement by Cowealth, upon occurrence of which Cowealth may reserve and shall have the right to seek remedies and indemnification from PMTC and President International Development Corp. ("PIDC"), PMTC's parent company, for damages caused by PMTC's material breach of this Section 8.2.

          8.3    Non-Solicitation:    PMTC agrees that from the Effective Date of the Cowealth Agreement and for its duration, PMTC shall not intentionally, selectively and specifically distribute any of its promotional material, mailing or e-mail addresses, phone or fax numbers to any active customer of Cowealth; or intentionally, selectively and specifically engage in commerce competitively with Cowealth as specifically related to the Cowealth Agreement in the Territory; additionally PMTC agrees not to hire, solicit nor attempt to hire or solicit the services of any employee, sub-distributor of Cowealth to engage in commerce competitive with Cowealth. Cowealth agrees to bind its respective employees to adhere to the provisions of this Agreement. Non-compliance of this Section 8.3 shall be deemed a material breach, giving rise to termination of this Agreement by Cowealth, upon occurrence of which Cowealth may reserve and shall have the right to seek remedies and indemnification from PMTC and PIDC for damages caused by PMTC's material breach of this Section 8.3.

        9.    Right of First Offer.    PIDC, shall have the right of first offer to participate in Cowealth's next round of capital financing in the form of equity to the extent of shares which the original shareholders give up their first right to subscribe in accordance with the laws of the Republic of China, or convertible debt financing, subject to mutual consent

        10.    Assistance to Financing.    PIDC shall use its reasonable best efforts to assist Cowealth to arrange financing with a third party financing institution for Cowealth's first sale or distribution of the Product, at prevailing interest rate. Cowealth shall bear the interest expenses of such financing.

        11.    Confidentiality.    The terms of this Agreement are confidential. Cowealth agrees not to disclose to any third party or use for any purpose any such information without the express written consent of PMTC, except for any information which ceases to be confidential without any fault on the part of Cowealth.

        12.    Governing Law.    This Agreement shall be governed by the laws of the Republic of China, excluding its choice of laws provisions. This Agreement is the entire agreement between the parties relating to the subject matter and supersedes all prior or simultaneous written or oral representations, discussions, negotiations, understandings and agreements relating to such subject matters. No provision of this Agreement may be waived unless in writing signed by both parties, and any such waiver will not operate or be construed as a waiver of any other provision or any subsequent breach by the other party. This Agreement shall be binding and inure to the benefit of the parties, their successors, representatives, and assigns. This Agreement may be executed in multiple counterparts, each shall be an original but all of which constitute one and the same instrument. This Agreement will not be binding upon either party until it has been signed by both parties.

        13.    Non-Circumvention.    Cowealth hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement and payment of the Consideration. Discussion and negotiation of the Cowealth Agreement has been and will be undertaken by PMTC on behalf of Cowealth with Accuray.

        14.    Assignment.    This Agreement, except the right to receive the Consideration, may not be assigned by any party hereto without mutual consent.

        15.    Severability.    The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect; under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

        16.    Expenses.    Each party shall bear its own expenses and legal fees (and expenses and disbursements of its legal counsel) incurred on its behalf with respect to this Agreement.

        WITNESS the due execution hereof as of the date first written.

PRESIDENT MEDICAL TECHNOLOGIES CO., LTD. INC.		COWEALTH MEDICAL SCIENCE & BIOTECHNOLOGY INC.
By:	/s/ signature illegible 29/12/04	By:	/s/ signature illegible
Its:	General Manager	Its:	on behalf of [name illegible]
December 29, 2004

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ASSIGNMENT AGREEMENT